Exhibit 99.2

THERMAGE, INC., #11081260

THERMAGE 4TH QUARTER RESULTS CONFERENCE CALL

February 13, 2007, 1:30 PM PT

Chairperson: Steve Fanning, President and CEO

Operator:

Ladies and gentlemen, thank you for standing by and welcome to the Thermage fourth quarter and full year 2006 results conference call. During today’s presentation all parties will be in a listen-only mode. If you have a question at any time during our conference please press the star key followed by the 1 on your touchtone phone. If you’d like to withdraw your question, please press the star key followed by the 2. And if you’re using speaker equipments, please lift the handset before making your selection.

This conference is being recorded today, Thursday, February 13, 2007. I would now like to turn our conference over to Doug Sherk, please go ahead, sir.

Doug Sherk:

Thank you, operator. Good afternoon, everyone. By now everyone should have access to the fourth quarter 2006 earnings release which was distributed this afternoon after the market closed. The release is available on the investor relations section of Thermage’s website at www.thermage.com and with our Form 8-K filed with the SEC later today. In addition, you can call our office at 415-896-6820 and we will fax or email one to you immediately.

Before we get started, during the course of this conference call the company will make projections and may make other statements about the company’s business that are forward-looking and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. A detailed discussion of the risks and uncertainties that affect our business is contained in the company’s SEC filings, particularly under the heading Risk Factors. Copies of these filings are available online from the SEC or on the Thermage website.

The company’s projections and forward-looking statements are based on factors that are subject to change and therefore these statements speak only as of the date they are given. The company does not undertake to update any projection or forward-looking statement. In addition, to supplement the GAAP numbers, we have provided non-GAAP net income and non-GAAP diluted income per share information that excludes the impact of stock-based compensation and warrant liability charges. We believe these non-GAAP numbers provide you with insight to conduct a more meaningful and consistent comparison of our ongoing operating results and trends, compared with historical results. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release.

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With that I’d like to turn the call over to Steve Fanning, president and CEO of Thermage.

Stephen Fanning:	Thank you, Doug. Good afternoon everyone and thank you for joining us today for our fourth quarter and full year 2006 conference call. With me today is Laureen DeBuono, our Chief Financial Officer.

A short while ago we released very strong results for our final quarter of 2006. Revenue was $14.8 million, which was at the high end of the range we provided in early January. We grew revenue 58%, as compared to fourth quarter of 2005. Revenue in the U.S. increased 69% to $7.7 million while international revenue grew 47% to $7 million. Our growth continues to be driven by sales of our single use ThermaTips and other consumables. Revenue from ThermaTips and other consumables increased 78% from the prior year’s fourth quarter in the United States and 92% internationally.

I am also pleased to report that we posted net income on both a GAAP and a non-GAAP basis. Now, on a non-GAAP basis we reported net income of $332,000 or $0.02 per share. This compares favorably with the fourth quarter of 2005 net loss of $3.1 million or $0.20 per share. Our fourth quarter performance illustrates that Thermage is one of the fastest growing companies in the fastest growing segment of the $12 billion aesthetics market and we remain the only company in our segment with a razor/razorblade business model.

During the fourth quarter, our single use ThermaTip and other consumables represented 74% of our total revenue. For the full year, our single use ThermaTips and other consumables accounted for 73% of our revenue. At the same time we continued to grow our installed base of ThermaCool generators during the fourth quarter. We placed a total of 114 systems during the quarter, bringing the total number of systems worldwide to 2,044. The year, we placed 437 ThermaCool systems.

While the market we participate in is a very competitive one, Thermage is distinguishing itself with our customers and their patients in several ways. First, we have invested significant resources in building a brand and that attracts the patient’s interest. We then direct that interest to the nearby physician offering the Thermage treatment. Second, we are offering the doctor one of the best returns on their investment in the aesthetic device industry. Third, we are offering the patient an effective one procedure therapy, as compared to multiple treatments required by offerings offering non-invasive therapies. The result of these and other distinctions creates a true partnership between Thermage and our customer and it is helping to drive our strong financial performance.

Gross margin for the fourth quarter increased to 72.3%. The strength of our margin was largely attributable to an improved product mix. Since we

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introduced the 3.0-centimeter tip in the fourth quarter of 2005, usage has increased significantly and this tip now represents the majority of tip sales. For example, we successfully introduced our Tummies by Thermage application in Q4 of 2006 by introducing a 3.0-centimeter tip with 900 pulses. As we enter 2007, we introduced our next generation system for skin tightening and contouring, the TermaCool NXT. The new system, which was launched at the American Association of Dermatology last week, has been designed to do the following, to save procedure time, to save cost, simplify the treatment experience, and improve clinician and patient comfort. The NXT advances include a streamlined operating system, a lighter hand piece with remote control, and a very sleek design.

But not only does the NXT look great, it takes up to 50% less floor space than its predecessor. The new system is more flexible, easier to use, and it allows physicians to do more procedures in less time. In addition, our previous system was manufactured by a third party. The NXT is now being manufactured in-house here at our Hayward facility, along with all the other treatment tips and hand pieces. We expect this to result in a significant improvement in gross margins on new system sales.

Response at the AAD last week was really exceptional. Shipments of NXT begin this month and in fact we’ll begin shipping NXT at the end of this week. Our sales and marketing team has managed the transition very effectively and our operations team is successfully meeting production milestones. And I’d just like to thank both those teams and compliment the entire team here at Thermage for really what I think has been an outstanding launch.

Also at the AAD conference we introduced a new treatment tip and an application. Hands by Thermage is an innovative new treatment that offers patients a non-invasive alternative for younger looking hands. The procedure is done with a new 1.5-centimeter tip designed specifically for improving the appearance of thinning skin, unsightly veins, and skin texture on the hands. Hands by Thermage is the latest in the company’s efforts to develop tips that address a range of applications for skin tightening and contouring.

The NXT and Hands by Thermage treatment tips are two of the most recent examples of the progress we are making at Thermage. We have plans for the introduction of additional tips and procedures in 2007. This expansion should drive additional tip utilization that we believe will further enhance our reoccurring revenue streams in the future.

Our marketing efforts have also generated increased consumer awareness. Recently, there have been many favorable stories on the Thermage treatment, for example, on the Discovery channel, The Learning Channel, and affiliates of NBC and CBS across the country. We’ve also had some great articles in Vogue and Elle. We’re also focused on market expansion.

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The Medi-Spa segment is one of the fastest growing aesthetics markets in the industry but one that we’ll have to carefully approach given our philosophy of only selling to doctors. We feel that we can build share in the Medi-Spa market by partnering with high quality organizations that share our philosophy. Radiance Medi-Spa franchise group is one of those organizations and in January we announced a strategic partnership with them. Radiance is a premier Medi-Spa franchise company based in Scottsdale, Arizona, with 44 franchises throughout the U.S. This relationship provides us with the opportunity to expand into additional locations with a well respected partner and generate additional awareness for Thermage.

On the international front we also made progress in building the Thermage brand. We entered two new international markets in Q4, Russia and Poland. Today Thermage is available in 76 countries.

And now I’d like to turn it over to Laureen for review of our financial performance to share with you some of our thoughts on our 2007 outlook. Laureen?

Laureen DeBuono:	Thanks, Steve and thanks to all of you for joining us today.

With regard to revenue, fourth quarter revenue was $14.8 million, a 58% increase compared to the same period last year. Net income on a GAAP basis for the fourth quarter was $1.4 million or break even on an earnings per share basis. Non-GAAP net income for the fourth quarter was $.3 million $0.02 per share. Revenue for the full year ended December 31, 2006 was $54.3 million, a 34% increase from the $40.7 million reported in the same period last year. GAAP net loss for the full year of 2006 was $3.9 million or $0.60 per share. Non-GAAP net loss for the full year of 2006 was $1.2 million or $0.07 per share.

Topline revenue growth for Q4 was driven primarily by $10.9 million in sales of our ThermaTips and other consumables, which rose 84% as compared to the prior year period. ThermaCool RF Generator System sales rose 9% to $3.3 million for the quarter. Service and other revenue increased by $200,000 to a total of $500,000.

The revenue breakdown for the quarter consisted of the following. Single use ThermaTips and other consumables was 74% of total revenues. RF Generator System sales were 23% and service and other revenues were 3%. Product unit sales for the quarter were as follows. ThermaTips were approximately 35,200 units with 15,800 sold in the U.S. and 19,400 sold overseas.

ThermaCool RF Generator System units sold were 114 worldwide. Our installed base at the end of the quarter was 2,044 systems of which 1,118 are in the United States and 926 are international.

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We measure the consumable performance of our business in part using the metrics of treatment tip utilization, defined as tips sold per installed system per month. Average monthly treatment tip utilization for the quarter was 5.9 tips worldwide as compared to 4.2 tips for Q4 of 2005. U.S. tip utilization was 4.8 tips verses 3.2 tips and international utilization was 7.2 tips compared to 5.7 tips last year. For the full year, tip utilization was 6 tips worldwide, as compared to 5 tips for the same period in 2005. U.S. tip utilization was 5 tips compared to 4.1 tips last year and international tip utilization was 7.25 tips verses 6.4 tips last year.

Now, turning to gross margins. Our gross margin in the fourth quarter of 2006 was 72.3% compared to 63% in the fourth quarter of ‘05. The gross margin improvement is primarily attributable to the increased volume of ThermaTips and other consumables sold as well as an inventory reserve provision of $350,000 recorded in 2005 for smaller sized treatment tips as a result of stronger than expected customer adoption of our 3-centimeter treatment tips. Our margins remain strong due to continued growth of our ThermaTips. In 2007 we expect our gross margin for the year to be in a range of 72% to 73%.

Now, turning to operating expense. Sales and marketing expense for the fourth quarter of 2006 were $6.1 million or 42% of revenue compared to $4.9 million or 53% of revenue in the fourth quarter last year. The growth in dollars is primarily attributable to increases in personnel and commission costs, stock-based compensation charges, and promotional costs.

Research and development expenses for the fourth quarter of 2006 were up slightly to $2.5 million, or 17% of revenue, compared to last year at $2.4 million or 25% of revenue. General administrative expenses for the fourth quarter were $2.6 million or 18% of revenue, an increase of $700,000 from last year. The increase was primarily attributable to costs related to becoming a public company and stock-based compensation charges.

Now, with regard to operating income, we incurred a GAAP operating loss for the fourth quarter of $0.6 million or 4% of revenue. On a non-GAAP basis, excluding stock-based compensation charges, we had operating income of $.2 million or 2% of revenue.

Let me now turn to some balance sheet highlights as of December 31, 2006. We had $45.9 million of cash and no debt. For the fourth quarter cash generated from operating activities was $1.7 million. Accounts receivable net at the end of fourth quarter was $3.3 million and day of sales outstanding were 23 days. We expect DSOs in 2007 to be 30 days or less.

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Now, let’s move to guidance for the full year of 2007. We expect revenue to be in the range of $65 million to $68 million, or increase by 20 to 25% from 2006 levels. For the full year 2007 we expect GAAP diluted earnings per share to be in a range of a net loss of $0.03 per share to net income of $0.04 per share. Non-GAAP diluted earnings per share are expected to be in a range of net income of $0.16 to $0.23 per share. These 2007 earnings per share estimates were computed with projected shares outstanding of $26 million. Also, stock basked comp charges are estimated to be approximately $5.2 million for 2007.

At this time we would also like to reiterate the seasonal variation we typically experience in our business as can be seen in the financial results of 2006. The fourth and second quarter of the year are typically our strongest quarters in terms of revenue and operating income, followed by the third and first quarter of the year. We expect our report to the SEC on Form 10K to be filed on or about March 30.

With that, I’ve concluded my overview of Thermage’s financial performance and I would like to turn the call back over to Steve.

Stephen Fanning:	Okay, well thanks Laureen. And in summary, during the fourth quarter we continued to execute on our strategies. Thermage is one of the fastest growing companies in the fastest growing segment of the aesthetics market. We have the only razor/razorblade business model in our segment and we believe we are well positioned for continued growth and improved profitability in 2007. Of course, without the hard work, the focus, and dedication of our employees, we wouldn’t be able to report strong financial results. So on behalf of our entire board, I’d like to thank all the employees at the Thermage team for their contributions to the progress of our company.

And with that, I’d like to turn it over to questions. So, operator, we’re ready for questions.

Operator:	Thank you. Ladies and gentlemen we will now begin the question and answer session. As a reminder, if you have a question please press the star key followed by the 1 on your touchtone telephone. If you would like to withdraw your question, please press the star key followed by the 2. And as a reminder, if you’re using speaker equipment you will need to lift the handset.

Our first question comes from Keay Nakae from Unterberg, please go ahead.

Keay Nakae:	Yes, good afternoon.

Stephen Fanning:	Hi Keay.

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Keay Nakae:	First question for Laureen, if you can give us a little more color on the operation expense expectation for ‘07, specifically R&D and GNA, as far as differences from ‘06, what should we be thinking there?

Laureen DeBuono:	With regard to operating expense for ‘07, Keay, we anticipate operating expense of no greater than $44 million for 2007.

Keay Nakae:	Okay. All right. The tip utilization OUS was up, is that strictly seasonality or what else could you attribute that to?

Stephen Fanning:	No, our international business has always consistently been growing sequentially quarter-to-quarter. It’s a result of obviously getting more new boxes installed but also the new 3.0 centimeter tip, that really has driven both – when you look at the U.S. too, which is up dramatically, I would argue, over the previous year, it’s a result of our 3.0 centimeter tip and I think also you should know that on the international markets, we really have had a strong focus on marketing international markets and we really think that has helped drive our tip utilization and also placement of generators within the international market.

Keay Nakae:	Okay, and one final question, I’ll get back in queue. The guidance for gross margin in ‘07, you’ve got – you’re launching a new platform that has a higher ASP, probably a lower cost to get sold, we expect the tip utilization to go up, yet the guidance is not too much higher than what you did in ‘06. Can you give us some thoughts there?

Stephen Fanning:	Well, I think that – you know, there’s a couple of things going on. One, we are going to be allowing the doctors to do upgrades. So, while they don’t need to do an upgrade, Keay, they can if they want. And the upgrades will be at a lower margin. So, at the end of the day it will be driven by the number of upgrades, and quite frankly we hope that there are a lot of upgrades because that means that in the future we’ll have our new machine out there. But we are really highly confident of the 72 to 73%.

Keay Nakae:	Okay, thanks. I’ll get back in queue.

Stephen Fanning:	Okay.

Operator:	Thank you. Our next question comes from Donald Ellis from Thomas Weisel Partners.

Donald Ellis:	Thank you, a couple of questions. First of all, do you have handy the systems installed, you gave it for the fourth quarter. Do you have handy the first, second, and third quarters?

Stephen Fanning:	I’ll just give you the total year, which we gave you, which I want to say I’m going to go 437...

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Donald Ellis:	Yeah, you gave that number.

Stephen Fanning:	So that’s it.

Donald Ellis:	Okay, you don’t have it broken out by quarter previous to that?

Stephen Fanning:	No, I don’t right here but it’s 437 and it’s, you know, they’re – I’ve got to be – on the systems, there’s not a lot of swings in the number of systems that are installed by quarter. The tip usage is different but box sales, for lack of a better term, are fairly even almost. There’s not a lot – let’s put it to you this way, the seasonality that occurs on the tip does not occur on the box.

Donald Ellis:	Great, thanks. Next question is about the Tummy by Thermage tips that you launched in the December quarter. Is there any kind of – any material physician load when you launch a new tip into this channel?

Stephen Fanning:	No, not really. What most doctors do is our tips come in boxes of six. Doctors in this business really don’t load. So they try it and then they order a box of tips. So for the most part it’s normally one to two boxes of tips, surely no more.

Donald Ellis:	Okay, another question I have, can you just give us a summation of the AAD, how things went there for you, you know, as far as physician interest in the new tips as well as the existing systems?

Stephen Fanning:	Certainly. The physician interest was incredibly strong in the NXT. Our booth was literally constantly having people come to the booth so they were very pleased with the NXT. We also enabled them to use the NXT there, they could see how easy it was to use and that really has helped, you know, I think the doctor see just how easy the procedure can now be done. That’s number one, number two, tips were just – there was a huge amount of interest in tips, particularly the tummy and then the new hands that we launched. So were incredibly pleased by the attendance at the booth. We were incredibly pleased by the follow-up, the leads that we got for both new tips and new procedures. So I would say for us, the AAD was a big success and, you know, we’re delighted that we were able to get the NXT out in time to launch it there and we believe that Aslams will be equally productive for us.

Donald Ellis:	Great, thank you very much.

Stephen Fanning:	Okay, thank you.

Operator:	Our next question comes from the line of Elizabeth Kerr from Merrill Lynch.

Elizabeth Kerr:	Hi Steve, how are you?

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Stephen Fanning:	Hey, Elizabeth.

Elizabeth Kerr:	I just hoped you could give us some color on a direction of system placements in the U.S. this quarter. It’s been running about 40% core, 60% non-core and I was wondering if you’d seen any shift in that?

Stephen Fanning:	No, we’re focused on that, Elizabeth, because we have not been focused on that segment of the market up until last year and it became one of the primary things that we wanted to focus on. So consequently we believe, and obviously given what’s happened with Radiance, that we believe this continues to offer us a good opportunity. So, I would say that you can continue to see in 2007 a 60/40 split, 60 Medi-Spa, 40 other.

Elizabeth Kerr:	Okay, great. And, you know, I apologize if I missed it but can you give me any more detail on your system revenue split, US/OUS?

Stephen Fanning:	The best way to position it is that we are about half and half.

Elizabeth Kerr:	Okay.

Stephen Fanning:	And again, in the U.S. – it’s different in the U.S., 60% of our business is in non-core, 40% in core.

Elizabeth Kerr:	All right, great. Thank you very much.

Operator:	Thank you. Our next question comes from Anthony Vendetti from Maxim Group.

Anthony Vendetti:	Good afternoon.

Stephen Fanning:	Hey, Anthony.

Anthony Vendetti:	How are you doing?

Stephen Fanning:	Good.

Anthony Vendetti:	I wanted to talk a little bit about the cellulite product and I know that that’s in development. I was wondering if you can give us a little bit of an update on that.

Stephen Fanning:	Sure. You know, we’re continuing to run a number of clinicals and what we call market preference tests and this is being done in Mexico. And what we’re looking at right now, Anthony, is we are looking at a series of combinations of tips. So we’re – when we come to market with the cellulite, we want to make sure that we have something that fits our indication, which is the temporary reduction or uses for a tip for cellulite. So we want to make sure that we come to market with that. So, we’re

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doing a lot of good work in Guadalajara, we’re doing a lot of work in market preference tests and we think that that, hopefully by the end of the second quarter, will give us a product that we can come to the marketplace with and be effective in terms of handling the temporary reduction of cellulite.

Anthony Vendetti:	Okay. I was wondering, Laureen, if you could give a little bit more color, did you say operating expenses for the year should be $44 million or fewer?

Laureen DeBuono:	Operating expense for 2007, Anthony, should be no more than $44 million.

Anthony Vendetti:	No more than $44 million. Is there a particular area within the expense line – within the operating expense line that we should see possibly rise at a greater rate than had been in ‘06. Are you spending more in R&D or sales and marketing right now or is the trend that we’ve seen in ‘06 pretty much the trends we should see in ‘07?

Laureen DeBuono:	First, I just want to clarify, Anthony, that the no more than $44 million in OPEX for ‘07 excludes SPC charges, so I just wanted to make clear.

Anthony Vendetti:	Okay.

Laureen DeBuono:	R&D, in terms of a percentage of revenue, will remain generally the same, as will G&A, which will come down slightly. Sales and marketing will come down a few percentage points as well.

Anthony Vendetti:	Okay, great, great. And in terms of the shipment of the new TermaCool, Steve, when is that – has that started to occur and if so, when did it – when was the first shipment?

Stephen Fanning:	We hope to cut the ribbon this Friday. Not hope, we will. We’re in the position to begin shipments this Friday. So we’re really pleased with that.

Anthony Vendetti:	Okay, great. Thanks.

Stephen Fanning:	Okay.

Operator:	Our next question comes from David Maris from Balyasny Asset Management.

David Maris:	Hi, hi Steve. Question on tip utilization, I was trying to write as fast as I could but could you go through those numbers again for the U.S. and internationally?

Stephen Fanning:	Sure. The overall use, let me give you, maybe the simple math, that’s the way I always look at it. And then if you want to dig more we’ll give you

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actual Q4 numbers. But the way I look at it is, think about it this way, that in the U.S. it’s about on average, last year about 5 tips per box per month. In the international it’s about 7 tips per box per month. Worldwide about 6 tips per box per month.

David Maris:	I guess my question is, you had mentioned, if I wrote it correctly, it was for the fourth quarter, 4.8 in the U.S...

Stephen Fanning:	Right.

David Maris:	Verses 3.2, which is great growth but the fourth quarter is lower than the year’s average. Is there anything to read in that and why is the international number so much stronger than the U.S. number? Are they using the machines differently, is there greater concentration?

Stephen Fanning:	Sure. Let me first address the first one if I may. It’s predominately because of Thanksgiving and Christmas, quite frankly. It’s a little bit of what we see in seasonality in the summer, so that answers number one. Number two, the international business never experienced the softness that we experienced in ‘04 and early ‘05. So their tips per box per month have always increased at a very nice rate. So, you know, I think that really is the reason why that you’ll see – you’ll continue to see the international, for a while, run ahead of the U.S. But, I want to be clear here, the U.S. is catching up very quickly to the international marketplace.

David Maris:	And then just lastly, I don’t think that any doctor would carry extra tips if they weren’t going to use them, but do you have any sense on use of tips verses number of tips sold?

Stephen Fanning:	You’re right, first of all, they’re not – they don’t carry much inventory at all. We have an outstanding customer service replenishment fill rate where we can get products to them literally overnight and they are not carrying large inventories whatsoever. In many cases – I do a lot of field work, you know, I only see a box, at the most two, tips there. What they do is they look ahead because they schedule their Thermage procedures pretty much a few weeks out. They make an appointment, they schedule a procedure, so they have a pretty good look, if you will, of what the future Thermage procedures are and then they order their tips accordingly. But these docs are not people that are going to have large inventories of tips.

David Maris:	Great. Thank you very much.

Stephen Fanning:	You’re welcome.

Operator:	Thank you. We have a follow-up question from Keay Nakae.

Stephen Fanning:	Okay.

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Keay Nakae:	Hi. Laureen, could you tell us on a percentage basis how the stock based comp is allocated amongst cost to goods sold, R&D, sales and marketing, and G&A?

Laureen DeBuono:	Certainly. I can break it out for you with regard to the different line items for Q4. So we had $855,000 in stock based comp expense in Q4 and it’s broken out as follows. G&A, $348,000, sales and marketing, $284,000, R&D, $203,000 and cogs, $20,000. For the year, G&A was $1,472,000, sales and marketing, $1,307,000, R&D $365,000, and cogs, $73,000.

Keay Nakae:	Great, thank you.

Laureen DeBuono:	You’re welcome.

Operator:

Thank you. Ladies and gentlemen, once again if you have any further questions please press the star key followed by the 1 at this time. And as a reminder if you’re using speaker equipment you will need to lift the handset. One moment please.

Ladies and gentlemen, once again if you do have a question please press the star key followed by the 1 at this time. And as a reminder if you are using speaker equipment you will need to lift the handset.

Our next question comes from Dalton Chandler from Needham & Company.

Dalton Chandler:	Good afternoon.

Stephen Fanning:	Hey, Dalton. How’re you doing?

Dalton Chandler:	Good, how are you?

Stephen Fanning:	Good, thank you.

Dalton Chandler:	I was wondering if you could talk about the difference, if any, in the mix of tip usage between the domestic and international markets.

Stephen Fanning:

Yeah, there’s – typically what occurs is the mix in the U.S. market is really a precursor to what will happen in the international market. So, we see – just because of this market, the U.S. market being very homogeneous and easy to launch, that we see the adoption of the tip quicker in the U.S. market verses the international market. Now, Dalton, if you would go back three years ago, there was a significant lag time in the international market but what I’ve noticed is in the last year in particular, that lag time has declined significantly.

So what we see is that there are still some old tips, believe it or not, our 1.0 being used in some parts of the world but we’re quickly seeing that go

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away. So for the most part there’s a little bit of a lag, that lag is declining but within six to seven months after a tip launch, it pretty much replicates what the U.S. market is.

Dalton Chandler:	Okay, and then you talked about your ability to overnight the tips to the docs in the U.S. but how do you service the international market?

Stephen Fanning:	The international market is serviced by inventories which sit in the international markets.

Dalton Chandler:	With distributors there?

Stephen Fanning:	With distributors, that’s correct.

Dalton Chandler:	Okay. All right, thanks very much.

Stephen Fanning:	You’re welcome.

Operator:	Thank you. And we have no further audio questions at this time, please continue.

Stephen Fanning:	Okay, well with that, thank you everyone for attending the call today, appreciate you doing it and we look forward to updating you on our next call. Thank you.

END

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